UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 12, 2015

ViaSat, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-21767	33-0174996
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

6155 El Camino Real

Carlsbad, California 92009

(Address of Principal Executive Offices, Including Zip Code)

(760) 476-2200

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Ex-Im Credit Facility

On March 12, 2015, ViaSat, Inc. (“ViaSat”) and ViaSat Technologies Limited, a company organized under the laws of England and a wholly owned subsidiary of ViaSat (“VTL”), entered into a Credit Agreement (the “Ex-Im Credit Facility”) by and among VTL (as borrower), ViaSat (as parent guarantor), JPMorgan Chase Bank, National Association (as Ex-Im Facility Agent) and the Export-Import Bank of the United States (“Ex-Im Bank”). The Ex-Im Credit Facility provides for a $524.9 million direct loan facility, $476.0 million of which can be used to finance up to 85% of the costs of construction, launch and insurance of the ViaSat-2 satellite and related goods and services (including costs incurred on or after September 18, 2012), with the remainder used to finance the total exposure fees incurred under the Ex-Im Credit Facility of up to $57.9 million.

Borrowings under the Ex-Im Credit Facility are required to be repaid in 17 approximately equal semi-annual installments, commencing approximately six months after the in-orbit acceptance date of the ViaSat-2 satellite (or, if earlier, on October 15, 2017), with a final maturity date of October 15, 2025. Borrowings under the Ex-Im Credit Facility will bear interest at a fixed rate equal to the “Commercial Interest Reference Rate” published by Ex-Im Bank as in effect five business days prior to the date of VTL’s first borrowing under the Ex-Im Credit Facility.

The Ex-Im Facility is guaranteed by ViaSat and secured by first priority liens on selected assets of VTL (including the ViaSat-2 satellite and associated construction, launch and telemetry, tracking and command contracts and insurance) and a pledge of the capital stock in VTL held by ViaSat.

The Ex-Im Credit Facility contains financial covenants regarding ViaSat’s maximum total leverage ratio and minimum interest coverage ratio. In addition, the Ex-Im Credit Facility contains covenants that restrict, among other things, VTL’s and ViaSat’s ability to sell assets, make investments and acquisitions, make capital expenditures, grant liens, pay dividends and make certain other restricted payments. The Ex-Im Credit Facility also contains customary events of default. Upon the occurrence and during the continuance of an event of default, Ex-Im Bank may declare all outstanding amounts under the Ex-Im Credit Facility immediately due and payable.

JPMorgan Chase Bank, National Association and its affiliates have performed, and may in the future perform, for ViaSat and its affiliates various commercial banking, investment banking, financial advisory or other services (including in connection with ViaSat’s Revolving Credit Agreement, as defined below), for which they have received and/or may in the future receive customary compensation and expense reimbursement.

The description of the Ex-Im Credit Facility contained herein does not purport to be complete and is qualified in its entirety by reference to the complete text of the Ex-Im Credit Facility, which is attached hereto as Exhibit 10.1 to this report and is incorporated herein by reference.

First Amendment to Revolving Credit Facility

On March 12, 2015, ViaSat entered into the First Amendment to Credit Agreement and Other Loan Documents (the “First Amendment”), which amended the Credit Agreement, dated as of November 26, 2013, with Union Bank, N.A. (as administrative agent and collateral agent) and the other lenders party thereto (the “Revolving Credit Agreement”). The First Amendment amended the Revolving Credit Agreement, among other matters, to modify the satellite insurance provisions and certain provisions relating to the incurrence of export credit agency indebtedness in connection with the entry into the Ex-Im Credit Facility.

Certain of the lenders under the Revolving Credit Agreement, and their respective affiliates, have performed, and may in the future perform, for ViaSat and its affiliates various commercial banking, investment banking, financial advisory or other services (including in connection with the Ex-Im Credit Facility), for which they have received and/or may in the future receive customary compensation and expense reimbursement.

The description of the First Amendment contained herein does not purport to be complete and is qualified in its entirety by reference to the complete text of the First Amendment, which is attached as Exhibit 10.2 to this report and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 above under the heading “Ex-Im Credit Facility” is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description of Exhibit

10.1	Credit Agreement, dated as of March 12, 2015, by and among ViaSat Technologies Limited, ViaSat, Inc., JPMorgan Chase Bank, National Association (as Ex-Im Facility Agent) and the Export-Import Bank of the United States.

10.2	First Amendment to Credit Agreement and other Loan Documents, dated as of March 12, 2015, by and among ViaSat, Inc., Union Bank, N.A. (as administrative agent and collateral agent), and the other lenders party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 12, 2015	ViaSat, Inc.

	By:	/s/ Paul Castor
Paul Castor
Vice President, Chief Corporate Counsel

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